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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE

Contact:  Scott Tarwater                        Kelly Campbell
          John Q. Hammons Hotels, Inc.          Publicis Dialog for
          (417) 864-4300                          John Q. Hammons Hotels, Inc.
          scott.tarwater@jqh.com                (972) 628-7738
                                                kelly.campbell@publicis-usa.com

                     JOHN Q. HAMMONS HOTELS, INC. ANNOUNCES
                                CLOSING OF MERGER

SPRINGFIELD, Mo.,--September 16, 2005--John Q. Hammons Hotels, Inc., the nation's leading independent builder, developer, owner and manager of upscale, full-service hotels, resorts and suites, today announced the completed merger with JQH Merger Corporation, an affiliate of JQH Acquisition LLC, an entity formed by Jonathan Eilian for the purpose of effecting the merger. iStar Financial Inc. provided the acquisition financing in connection with the merger. The Company's stockholders adopted the merger agreement governing the transaction at a special stockholders meeting held on September 15, 2005, in Springfield, Mo.

In accordance with the terms of the merger agreement, each outstanding share of the Company's Class A Common Stock (other than shares as to which appraisal rights have been perfected in accordance with Delaware law) has been converted into the right to receive $24.00 per share in cash, and as a result of the merger and related transactions, each outstanding share of the Company's Class B Common Stock (all of which is owned by Mr. John Q. Hammons and his affiliates) will be converted into an interest in the Company's operating partnership. In addition, the Company paid to each holder of an option to purchase a share of Class A Common Stock a cash bonus payment equal to the amount by which $24.00 exceeds the exercise price of the option. Shares of the Company's Class A Common Stock will continue to trade on the American Stock Exchange until the market closes on September 16, 2005, at 4 p.m. (EDT) in accordance with American Stock Exchange trading policies; however, those shares represent solely the right to receive the merger consideration of $24.00 per share.

In connection with the merger, Mr. Hammons, JQH Acquisition and their respective affiliates entered into a series of transactions that address a variety of ongoing arrangements among the parties, including Mr. Hammons' continuing equity ownership in the business and his ongoing, active leadership role in the Company, managing the Company's properties.

The Company expects its continuing operations to be conducted under the name Atrium Hotels, Inc. As a result of the merger, the Company will cease to be publicly traded and, accordingly, will no longer be listed on the American Stock Exchange after the market closes on September 16, 2005.


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John Q. Hammons Hotels, L.P. will continue conducting its operations under the name Atrium Hotels, LP and all of its hotels will be managed by John Q. Hammons Hotels Management LLC.

"This merger provides us the ability to realize long-term growth and to expand our leadership position within the hospitality arena. I personally have more than 20 hotels in various phases of development," said Mr. Hammons. "We look forward to the future as we forge ahead using the guiding principles that have generated our award-winning results -- our commitment to quality, superior customer service and strategic placement of properties."

J.P. Morgan Securities Inc. was financial advisor and Kaye Scholer LLP was legal advisor to JQH Acquisition LLC.

Stockholders of the Company who have stock certificates in their own name will receive instructions by mail from Wachovia Bank, N.A., the paying agent, concerning how and where to forward their certificates for payment. Stockholders should exchange their stock certificates for the merger consideration promptly following receipt of these materials. Brokers will handle conversion for those holding stock through a brokerage account.

About John Q. Hammons Hotels, Inc.
---------------------------------
John Q. Hammons Hotels, Inc. is a leading independent owner and manager of affordable upscale, full service hotels located primarily in key secondary markets. The Company owns 44 hotels located in 20 states, containing 10,847 guest rooms or suites, and manages 22 additional hotels located in seven states containing 4,460 guest rooms or suites. The majority of these 66 hotels operate under the Embassy Suites Hotels, Holiday Inn and Marriott trade names. Most of the hotels are located near a state capitol, university, convention center, corporate headquarters, office park or other stable demand generators. Additional information is available at the Company's website: http://www.jqh.com.

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